UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2019

Mayville Engineering Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	001-38894	39-0944729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

715 South Street, Mayville, Wisconsin 53050

(Address of principal executive offices, including zip code)

(920) 387-4500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	MEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2019, Mayville Engineering Company, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement by and among the Company, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent for the lenders (the “Agent”), and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner (the “Credit Agreement”). The Credit Agreement provides for a $200 million revolving credit facility, with a letter of credit sub-facility in an aggregate amount not to exceed $5.0 million, and a swingline facility in the amount of $20 million. All amounts borrowed under the Credit Agreement mature on September 26, 2024. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Credit Agreement.

The Company’s obligations under the Credit Agreement are secured by first priority security interests in substantially all of its personal property, and guaranteed by, and secured by first priority security interests in substantially all of the personal property of, the Company’s direct and indirect subsidiaries: Center Manufacturing, Inc., Center Manufacturing Holdings, Inc., Center – Moeller Products LLC, Defiance Metal Products Co., Defiance Metal Products of Arkansas, Inc., Defiance Metal Products of PA., Inc., and Defiance Metal Products of WI, Inc.

Borrowings under the Credit Agreement bear interest at a fluctuating London Interbank Offered Rate (“LIBOR”) (which may be adjusted for certain reserve requirements) plus 1.00-2.00% depending on the current Consolidated Total Leverage Ratio. Under certain circumstances, the Company may not be able to pay interest based on LIBOR. If that happens, the Company will be required to pay interest at the Base Rate, which is the sum of (a) the higher of (i) the Prime Rate (as publicly announced by the Agent from time to time) and (ii) the Federal Funds Rate plus 0.50%, plus (b) 0.00% to 1.00%, depending on the current Total Consolidated Leverage Ratio. The Credit Agreement also includes provisions for determining a replacement rate when LIBOR is no longer available.

The Company must pay a commitment fee at a rate of 0.20% per annum on the average daily unused portion of the aggregate unused revolving commitments under the Credit Agreement. The Company must also pay fees as specified in the Fee Letter and with respect to any letters of credit issued under the Credit Agreement.

The Credit Agreement contains usual and customary negative covenants for agreements of this type, including, but not limited to, restrictions on our ability to, subject to certain exceptions, create, incur or assume indebtedness, create or incur liens, make certain investments, merge or consolidate with another entity, make certain asset dispositions, pay dividends or other distributions to shareholders, enter into transactions with affiliates, enter into sale leaseback transactions or make capital expenditures. The Credit Agreement also requires the Company to satisfy certain financial covenants, including a minimum interest coverage ratio of 3.00 to 1.00 and a consolidated total leverage ratio not to exceed 3.25 to 1.00, although such leverage ratio can be increased in connection with certain acquisitions.

The Credit Agreement includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, material money judgments, failure to maintain subsidiary guarantees and a change in control, which will be deemed to occur if any person or group other than the ESOP owns or controls more than 35% of our equity interests, our board of directors is not composed of a majority of our continuing directors (i.e., our directors as of September 26, 2019, and any additional or replacement directors that have been approved by at least 51% of the directors then in office), or the ESOP fails to own more than 50% of the voting stock of the Company. If an event of default occurs, the Agent will be entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of the credit facility, and all other actions permitted to be taken by a secured creditor.

Certain lender parties to the Credit Agreement and certain of their respective affiliates have performed in the past, and may from time to time perform in the future, commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and/or will receive, customary fees and expenses.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The exhibit listed in the exhibit index below is being filed herewith.

EXHIBIT INDEX

Exhibit Number

10	Amended and Restated Credit Agreement, dated as of September 26, 2019, by and among Mayville Engineering Company, Inc., the lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent for the lenders, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYVILLE ENGINEERING COMPANY, INC.

Date: October 2, 2019	By:	/s/ Todd M. Butz
Todd M. Butz
Chief Financial Officer